Exhibit 4

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE AND THEN ONLY IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

THE OBLIGATIONS UNDER THIS NOTE ARE SUBORDINATE IN ALL RESPECTS TO THE SENIOR OBLIGATIONS (AS HEREINAFTER DEFINED). NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NO PAYMENTS OF ANY AMOUNT OWING UNDER THIS NOTE, INCLUDING, WITHOUT LIMITATION, PRINCIPAL, INTEREST, FEES OR COMMISSIONS, SHALL BE MADE BY THE MAKER TO THE PAYEE UNLESS AND UNTIL THE SENIOR OBLIGATIONS HAVE BEEN FULLY AND INDEFEASIBLY SATISFIED.

Ashburn, Virginia	$15,000,000
July 1, 2011

SUBORDINATED NON-TRANSFERRABLE PROMISSORY NOTE

FOR VALUE RECEIVED, Telos Corporation, a Maryland corporation (the “Maker”), promises to pay to IT Logistics Inc., an Alabama\ corporation (the “Payee”), at the Payee’s offices specified in Section 6, or at such other place as the Payee may from time to time designate, the principal sum of $15,000,000, or so much of such sum as remains outstanding and unpaid, together with interest thereon at the rate hereafter specified, and any and all other sums that may be owing to the Payee under this promissory note (this “Note”) by the Maker, on July 1, 2041, the final and absolute due date, subject to acceleration as herein provided (the “Maturity Date”). The following terms shall apply to this Note:

1. Interest Rate. Interest shall accrue on the outstanding principal balance due under this Note beginning on the date that is 16 months after the Closing Date, and thereafter, at an annual rate of interest equal to six percent (6.0%). Interest shall be calculated on the basis of a 365 days per year factor applied to the actual days on which there exists an outstanding and unpaid principal balance.

2. Repayment. Subject to the occurrence of an Acceleration Event as set forth in Section 4, on the Maturity Date, the entire outstanding and unpaid principal balance due under this Note, together with accrued and unpaid interest thereon to the date of payment, and any and all other sums due and owing under this Note, shall be immediately due and payable. All payments made hereunder shall be applied first to accrued interest and then to principal.

3. Prepayment. The Maker may prepay this Note in whole or in part at any time or from time to time without penalty or additional interest.

4. Acceleration Events. Upon the occurrence of an Acceleration Event, the Payee may, in its discretion, declare the entire unpaid balance of principal plus accrued and unpaid interest, and any other sums due hereunder (collectively, the “Subordinated Indebtedness”), due and payable as provided herein. The occurrence of any one or more of the following events shall constitute an “Acceleration Event,” and the Subordinated Indebtedness shall be repaid as set forth below:

(a) the Maturity Date, the occurrence of which shall cause the Subordinated Indebtedness to be immediately due and payable; or

(b) a Change in Control (as defined below), provided that all Senior Obligations are satisfied prior to or concurrent with such Change in Control.

As used in this Section 4 and Section 5, the term:

“Senior Obligations” means, collectively, all (i) outstanding Indebtedness (as defined below) of the Maker under the Senior Debt, and (ii) all amounts due with respect to the Preferred Obligations (as defined below).

“Change in Control” means the occurrence of (i) any event or series of related events pursuant to which a “person” or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than holders of the Maker’s Class A Common Stock or Class B Common Stock as of June 30, 2011, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) of the Maker’s securities representing more than 50% of the combined voting power of the Maker’s then outstanding securities, or (ii) the approval by the stockholders of the Maker of a plan of complete liquidation of the Maker or an agreement for the sale or disposition by the Maker of all or substantially all of the Maker’s assets.

“Indebtedness” means indebtedness, liabilities, and obligations of the Maker of every kind and nature whatsoever, whether now existing or hereafter arising or created at any time (whether before or after the commencement of any Insolvency Proceedings), whether direct, indirect, contingent, primary, secondary, alone, jointly with others, acquired directly or by assignment, due, to become due, unsecured, secured, future advances, incurred or assumed including, without limitation, claims (including, without limitation, deficiency claims and other claims arising or accruing after the commencement of Insolvency Proceedings by or against the Maker or any assets of the Maker, whether or not such claims are allowed) for principal, interest, expense payments, liquidation costs, contingent reimbursement obligations, fees, and attorneys’ fees and expenses, indemnification claims, and claims for contribution, all of the foregoing whether arising under contract, by tort, at law, in equity or otherwise.

5. Subordination.

(a) As used in this Section 5, the term:

“Enforcement Action” means (a) to take from or for the account of the Maker or any other person, by set-off or in any other manner, the whole or any part of any moneys which may now or hereafter be owing by the Maker with respect to the Subordinated Indebtedness, (b) to initiate or participate with others in any suit, action or proceeding against the Maker to (i) to sue for or enforce payment of the whole or any part of the Subordinated Indebtedness, (ii) commence or join with other persons to commence an Insolvency Proceeding, or (iii) commence judicial enforcement of any of the rights and remedies under this Note or applicable law with respect to the Subordinated Indebtedness, (c) to accelerate the obligations evidenced by this Note (except in the case of an Acceleration Event), (d) to take any action to enforce any rights or remedies with respect to the obligations evidenced by this Note, or (e) to take any action under the provisions of any state or federal law, including, without limitation, the Uniform Commercial Code, or under any contract or agreement, to enforce, foreclose upon, take possession of or sell any property or assets of the Maker.

“Insolvency Proceeding” means any receivership, conservatorship, general meeting of creditors, insolvency or bankruptcy proceeding, assignment for the benefit of creditors, or any proceeding or action by or against the Maker for any relief under any bankruptcy or insolvency law or other laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, dissolution, liquidation, compositions or extensions, or the appointment of any receiver, intervenor or conservator of, or trustee, or similar officer for, the Maker or any substantial part of its properties or assets, including, without limitation, proceedings under the United States Bankruptcy Code (Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder), or under other federal, state, local or foreign statutes, laws, rules and regulations, all whether now or hereafter in effect.

“Preferred Obligations” means all amounts due to the holders of the outstanding shares of the Maker’s Series A-1 Redeemable Preferred Stock, Series A-2 Redeemable Preferred Stock, and 12% Cumulative Exchangeable Preferred Stock (or any securities redeemable or exchangeable for any of the foregoing) upon a Change of Control, upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of Maker, or otherwise.

“Preferred Holder” shall mean each of the holders of the Preferred Obligations.

“Refinancing Senior Debt Agreements” shall mean any agreements, instruments and documents which evidence the refinancing or replacement of any of the Senior Debt.

“Senior Agent” shall mean the agent under the Senior Debt Agreements.

“Senior Credit Agreement” shall mean that certain Second Amended and Restated Loan and Security Agreement dated as of May 17, 2010 among the Maker, certain of Maker’s affiliates, the financial institutions party thereto from time to time as Senior Lenders and Wells Fargo Capital Finance, Inc., as agent for all Senior Lenders.

“Senior Debt” shall mean shall mean all Indebtedness of every nature of the Maker from time to time owing under the Senior Debt Agreements, including, without limitation, the principal amount of all debts, claims and indebtedness, contingent reimbursement obligations (including without limitation in connection with cash management obligations and hedging, swap, foreign exchange, and other similar obligations and liabilities), accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after an Insolvency Proceeding together with any interest, fees or expenses accruing thereon after the commencement of an Insolvency Proceeding, without regard to whether or not such interest, fees or expenses are an allowed claim; Senior Debt shall be considered to be outstanding whenever any loan commitment under the Senior Debt Agreements is outstanding.

“Senior Debt Agreements” shall mean (i) the Senior Credit Agreement, together with any agreements, instruments and documents related thereto and executed in connection therewith, and (ii) any Refinancing Senior Debt Agreements, in each case as such agreements, instruments and documents may be amended or modified from time to time.

(b) If any payment or distribution of assets on account of this Note not permitted to be made by the Maker or accepted by the Payee is made and received by the Payee, such payment or distribution of assets shall not be commingled with any of the assets of the Payee, shall be held in trust by the Payee for the benefit of the holders of the Senior Debt and shall be promptly paid over to the Senior Agent for application to the satisfaction of the Senior Debt then remaining unpaid, until all of the Senior Debt are satisfied in full in cash and all commitments to lend under the Senior Debt Agreements have been terminated, and thereafter, shall be held in trust by Payee for the benefit of Preferred Holders and shall be promptly paid over to the Preferred Holders for application to the satisfaction of the Preferred Obligations then remaining unpaid, until all of the Preferred Obligations are satisfied in full in cash.

(c) Until the Senior Debt is indefeasibly satisfied in full in cash, the Payee shall not, without the prior written consent of the holders of the Senior Debt (or the prior written consent of the

Preferred Holders after all of the Senior Debt are satisfied in full in cash and all commitments to lend under the Senior Debt Agreements have been terminated), take any Enforcement Action with respect to the Subordinated Indebtedness evidenced by this Note. Any payments or distributions of assets or other proceeds of any Enforcement Action obtained by the Payee in violation of the foregoing prohibition shall in any event be held in trust by the Payee for the benefit of the holders of the Senior Debt and shall be promptly paid over to the Senior Agent for application to the satisfaction of the Senior Debt then remaining unpaid, until all of the Senior Debt are satisfied in full in cash and all commitments to lender under the Senior Debt Agreements have been terminated and thereafter, shall be held in trust by Payee for the benefit of Preferred Holders and shall be promptly paid over to the Preferred Holders for application to the satisfaction of the Preferred Obligations then remaining unpaid, until all of the Preferred Obligations are satisfied in full in cash.

(d) In the event of any Insolvency Proceeding involving the Maker on a date which the Senior Debt has not been indefeasibly satisfied in full in cash or any commitments to lend under the Senior Debt Agreements are outstanding:

(i) all Senior Debt shall first be indefeasibly satisfied in full in cash and all commitments to lend under the Senior Debt Agreements have been terminated before any payment or distribution of assets, whether in cash, securities or other property, shall be made to the Payee on account of this Note; and

(ii) any payment or distribution of assets of the Maker, whether in cash, securities or other property which would otherwise, but for the terms hereof, be payable or deliverable in respect of this Note shall be paid or delivered directly to Senior Agent or, if the all obligations owing under the Senior Debt Agreements have been indefeasibly paid in full in cash and all commitments to lend under the Senior Debt Agreements have been terminated, the Preferred Holders until such all outstanding Preferred Obligations has been paid in full; the Payee hereby irrevocably authorizes, empowers, and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other person having authority, to pay or otherwise deliver all such distributions.

(e) All rights and interest of the holders of any Senior Debt hereunder, and all agreements and obligations of the Maker and the Payee hereunder, shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of any Senior Debt Agreement;

(ii) any change in the time, manner or place of satisfaction of, or any other term of, all or any of the Senior Debt, or any permitted amendment or waiver of or any release or consent to departure from any of the Senior Debt Agreements;

(iii) any exchange, release or non-perfection of any collateral for all or any of the Senior Debt;

(iv) any failure of any holder of any Senior Debt to assert any claim or to enforce any right or remedy against any other party hereto under the provisions of this Note or any Senior Debt Agreement;

(v) any reduction, limitation, impairment or termination of any Senior Debt for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Maker and the Payee hereby waive any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of invalidity, illegality, nongenuiness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Senior Debt; and

(vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Maker in respect of any Senior Debt or the Payee in respect of this Note.

(f) The Payee acknowledges and agrees that the holders of the Senior Debt may in accordance with the terms of the Senior Debt Agreements, without notice or demand and without affecting or impairing such holders’ obligations hereunder, (i) modify the Senior Debt Agreements; (ii) take or hold security for the payment of the Senior Debt and exchange, enforce, foreclose upon, waive and release any such security; (iii) apply such security and direct the order or manner of sale thereof as such holders, in their sole discretion, may determine; (iv) release and substitute one or more endorsers, warrantors, borrowers or other obligors; and (v) exercise or refrain from exercising any rights against the Maker or any other person. The Senior Debt shall continue to be treated as Senior Debt and the provisions of this Note shall continue to govern the relative rights and priorities of the holders of the Senior Debt and the Payee even if all or part of the Senior Debt or the security interests securing the Senior Debt are subordinated, set aside, avoided, invalidated or disallowed.

(g) The Payee agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection or priority of all or any portion of the Senior Debt or any liens and security interests securing all or any portion of the Senior Debt. The Payee agrees not to initiate or commence any Insolvency Proceeding involving the Maker.

(h) The Payee agrees that, until the Senior Debt has been paid in full, the indebtedness evidenced by this Note shall at all times be unsecured indebtedness. Any liens and security interests of the Payee which may exist in breach of the immediately preceding sentence shall be and hereby are subordinated for all purposes and in all respects to the liens and security interests of the holders of the Senior Debt, regardless of the time, manner or order of perfection of any such liens and security interests. In the event that the Payee shall at any time have any liens or security interests in respect of the indebtedness evidenced by this Note, each holder of Senior Debt and Senior Agent shall be deemed authorized by such holder to file UCC termination statements sufficient to terminate the liens and security interests in favor of the Payee, and the Payee shall promptly execute and deliver to each holder of Senior Debt and Senior Agent, upon its request therefore, such releases and terminations as such holder of Senior Debt shall reasonably request to effect the release of such liens and security interests of the Payee. In furtherance of the foregoing, the Payee hereby irrevocably appoints each holder of Senior Debt and Senior Agent its attorney-in-fact, with full authority in the place and stead of the Payee and in the name of the Payee or otherwise, to execute and deliver any document or instrument which the Payee may be required to deliver pursuant to this paragraph.

(i) If, at any time, all or part of any payment with respect to Senior Debt theretofore made by the Maker or any other person is rescinded or must otherwise be returned by the holders of Senior Debt for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Maker or such other persons), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

(j) Until the Senior Debt has been indefeasibly paid in full in cash and all lending commitments under the Senior Debt Documents have terminated, and notwithstanding anything to the contrary contained in this Note, Payee shall not, without the prior written consent of Senior Agent, agree to any amendment, modification or supplement to this Note. Each holder of the Senior Debt shall be a third party beneficiary of the terms hereof.

(k) Until the Preferred Obligations have been indefeasibly paid in full in cash, and notwithstanding anything to the contrary contained in this Note, Payee shall not, without the prior written consent of the Preferred Holders, agree to any amendment, modification or supplement to this Note. Each Preferred Holder shall be a third party beneficiary of the terms hereof.

6. Notices. Any notice or demand required or permitted by or in connection with this Note (but without implying any obligation to give any notice or demand) shall be in writing and made by hand delivery, by certified mail, return receipt requested, postage prepaid, or by overnight courier service for next business day delivery, addressed to the Payee or the Maker at the appropriate address set forth below, or to such other address as may be hereafter specified by written notice by the Payee or the Maker, and shall be considered given as of the date of hand delivery, as of three (3) days after the date of mailing, as of the date specified for delivery if by overnight courier service, independent of the date of actual delivery, as the case may be:

If to the Payee:

IT Logistics Inc.

c/o Tim Wilbanks

143 2nd Avenue South

Franklin, TN 37064

Fax: (850) 468-0745

If to the Maker:

Telos Corporation

19886 Ashburn Road

Ashburn, Virginia 20147

Attention: Executive Vice President, General Counsel, and Chief Administrative Officer

7. Binding Nature. This Note shall inure to the benefit of and be enforceable by the Payee and the Payee’s successors, and shall be binding and enforceable against the Maker and the Maker’s successors. The Payee shall not assign this Note or its rights hereunder without the prior written consent of the Maker.

8. Governing Law. This Note shall be strictly governed by and construed under the laws of the State of Delaware, exclusive of its conflict of laws rules.

9. Waiver of Jury Trial. THE MAKER AND THE PAYEE EACH HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY A JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY EITHER PARTY IN CONNECTION WITH THIS NOTE. THIS WAIVER IS A MATERIAL TERM OF THIS NOTE AND HAS BEEN RELIED UPON BY THE PAYEE IN THE EXTENSION OF CREDIT TO THE MAKER.

{Signatures appear on the following page}

SIGNATURE PAGE TO

(TELOS) IT LOGISTICS PROMISSORY NOTE

IN WITNESS WHEREOF, this Promissory Note has been executed by the Maker on the date first written above.

TELOS CORPORATION

By:	/s/ Edward L. Williams
Name:	Edward L. Williams
Title:	EVP/COO